Exhibit (a)(5)(BB)

On July 18, 2023, Nano Dimension Ltd. posted the following message on Twitter:

On July 18, 2023, Nano Dimension Ltd. posted the following message on Reddit:

On July 18, 2023, Nano Dimension Ltd. posted the following messages via Display advertising:

On July 18, 2023, Nano Dimension Ltd. posted the following message via Google Search advertising:

Nano Dimension @3Dpcb

Nano's all-cash special tender offer has increased to $25/share and is the superior option for Stratasys shareholders, offering certain value. Learn how to participate in the special tender offer here.


Nano's Tender Offer for Stratasys at $25/Share Offers Certain Value
NANODIMENSION

1 3 5

Promoted

u/NanoDimension • Promoted

Nano’s all-cash special tender offer has increased to $25/share and is the superior alternative for Stratasys’ shareholders with premium, near-term, certain value – Stratasys’ other options are value destructive and uncertain.


Nano’s Tender Offer for Stratasys at $25/Share Offers Certain Value
NANODIMENSION

www.stratasysvaluenow.com

Learn More


Nano's Tender Offer for Stratasys Increased to $25/Share Offers Certain Value
LEARN MORE >
NANODIMENSION


Nano's Tender Offer for Stratasys is Now $25/Share Certain Value for Shareholders
LEARN MORE >
NANODIMENSION

Ad · stratasysvaluenow.com

Nano Special Tender Offer | Near-Term Certainty | Now $25 Per Share

Nano's offer is the Superior Alternative for Stratasys Shareholders. Learn How to Participate in the Special Tender Offer: www.stratasysvaluenow.com.